Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-205381 on Form S-4 of Enable Midstream Partners, LP of our reports dated March 11, 2015, relating to the consolidated financial statements and financial statement schedule of CenterPoint Energy Resources Corp. appearing in the Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 19, 2015